Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:

Irene Silber

Capella University

612-977-4132

irene.silber@capella.edu

Capella University names new president

Dr. Chris Cassirer chosen to lead the online university

MINNEAPOLIS, Feb. 25, 2009 — Capella University (www.capella.edu), an accredited*, fully online university that has built its reputation by providing quality education for working adults, announced today that it has named Dr. Chris Cassirer, ScD, MPH, as president of Capella University.

“Capella and our learners will benefit greatly from Chris’ leadership, strategic vision, insight on the current and future state of academia, and passion for the boundless possibilities of online education for adult learners,” said Stephen Shank, chancellor of Capella University and chairman and CEO of Capella Education Company.

Cassirer had been serving as acting president of Capella University since May 2008. Prior to that he served as dean of Capella’s School of Human Services. Cassirer is an internationally recognized teacher, researcher, and business leader with expertise in executive leadership programs, business and management strategy, medical malpractice risk management, and patient safety. He completed both his doctoral and post-doctoral training in health policy and management at the Johns Hopkins Bloomberg School of Public Health. He holds a Master of Public Health in health policy from the Yale University School of Medicine, and a Bachelor of Arts in psychology from Rutgers University.

“There are few issues more important at this time in our history as a nation than ensuring that adult learners have the opportunity to continue their education. Through the extraordinary passion and commitment of our faculty, staff and leaders, Capella continues to demonstrate that we are a great university, increasingly recognized as leading the definition of high quality online education for adult learners,” Cassirer said. “Capella graduates are emerging as leaders in their

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Capella University names new president

professions, demonstrating that through our learning model at Capella they have gained the competencies they need to lead in their professions. I am honored and excited by the opportunity to serve as president of Capella University and further advance Capella’s reputation as the leader in quality adult online education.”

About Capella University

Capella University (www.capella.edu) is an accredited*, fully online university that has built its reputation by providing quality graduate education for working adults. Eighty-three percent of Capella students are currently enrolled in master’s or doctoral degree programs in business, information technology, education, human services, psychology, public health, and public safety. Capella also offers bachelor’s degree programs in business, information technology, and public safety. Within those areas, Capella currently offers 114 graduate and undergraduate specializations and 15 certificate programs. More than 26,800 learners were enrolled as of Dec. 31, 2008, from all 50 states and 45 other countries. Capella is committed to providing high-caliber academic excellence and pursuing balanced business growth. Founded in 1993, Capella University is a wholly owned subsidiary of Capella Education Company (NASDAQ: CPLA), headquartered in Minneapolis. For more information, please visit http://www.capella.edu or call 1-888-CAPELLA (227-3552).

* Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

Learn more about earning an online degree at Capella University:

online education (http://www.capella.edu/online_education.aspx)

distance learning (http://www.capella.edu/distance_learning.aspx)

online university (http://www.capella.edu/online_university.aspx)

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